Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) to be effective as of November 15, 2013 (the “Effective Date”), between Omega Healthcare Investors, Inc. (the “Company”), and C. Taylor Pickett (the “Executive”).

INTRODUCTION

The Company and the Executive are parties to an employment agreement effective October 22, 2010, and now desire to enter into this Agreement to replace and supersede the existing employment agreement.

NOW, THEREFORE, the parties agree as follows:

1.           Terms and Conditions of Employment.

(a)          Employment.   During the Term, Company will employ the Executive, and the Executive will serve as the Chief Executive Officer of the Company on a full-time basis and will have such responsibilities and authority as may from time to time be assigned to the Executive by the Board of Directors of the Company. In this capacity, Executive will provide unique services to the Company and be privy to the Company’s Confidential Information and Trade Secrets. The Executive will report to the Board of Directors of the Company. Except to the extent prohibited by law or applicable listing requirements, the Executive will also be permitted to attend all meetings of the Board of Directors and executive sessions thereof (except for portions of meetings or executive sessions involving discussions relating to the Executive’s employment, including without limitation, his compensation and performance (“Executive’s Employment Issues”)) and shall be provided copies of all materials provided to the Board of Directors (except those relating to Executive’s Employment Issues). If the Executive is or is hereafter elected to serve as a member of the Board of Directors of the Company, he shall so serve without additional compensation beyond that set forth in this Agreement, and shall continue to so serve for so long as he is thereafter elected to such position by the Company’s stockholders. The Executive’s primary office will be at the Company’s headquarters in such geographic location within the United States as may be determined by the Company.

(b)          Exclusivity.   Throughout the Executive’s employment hereunder, the Executive shall devote substantially all of the Executive’s time, energy and skill during regular business hours to the performance of the duties of the Executive’s employment, shall faithfully and industriously perform such duties, and shall diligently follow and implement all management policies and decisions of the Company; provided, however, that this provision is not intended to prevent the Executive from managing his investments, so long as he gives his duties to the Company first priority and such investment activities do not interfere with his performance of duties for the Company. Notwithstanding the foregoing, other than with regard to the Executive’s duties to the Company, the Executive will not accept any other employment during the Term, or perform any consulting services during the Term, or serve on the board of directors or governing body of any other business, except with the prior written consent of the Board of Directors. Further, the Executive has disclosed on Exhibit A hereto, all of his nonpublic company healthcare related investments, and agrees during the Term not to make any investments during the term hereof except as a passive investor. The Executive agrees during the Term not to own directly or indirectly equity securities of any public healthcare related company (excluding the Company) that represents five percent (5%) or more of the value of voting power of the equity securities of such company.

2.            Compensation.

(a)          Base Salary.   The Company shall pay the Executive base salary of $700,000 per annum effective January 1, 2013, which base salary will be subject to review effective as of January 1, 2014, and at least annually thereafter by the Company for possible increases. The base salary shall be payable in equal installments, no less frequently than twice per month, in accordance with the Company’s regular payroll practices.

(b)          Bonus.

(i)          The Executive shall be eligible to earn an annual bonus of 150%, 125% and 100%, respectively, for high, target and threshold performance, respectively, of the Executive’s annual base salary (the “Bonus”), which Bonus, if any, shall be payable (A) promptly following the availability to the Company of the required data to calculate the Bonus for the year for which the Bonus is earned (which data may in the Company’s discretion include audited financial statements), and (B) by no later than March 15 of the year following the year for which the Bonus is earned.

(ii)         The Bonus metrics, the relative weighting of the bonus metrics and the specific threshold, target and high levels of each metric for 2013 have been previously established by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”). The same performance metrics and the weighting, but not the specific required levels at threshold, target and high, will continue to apply for 2014 and each subsequent year through 2016 unless the Compensation Committee changes the metrics or the weighting by no later than the first ninety (90) days of the year in which such change is to occur. If the Compensation Committee changes the metrics or the weighting with respect to a year, it will communicate the new metrics and the weighting, and the required levels for threshold, target and high performance to the Executive promptly after it approves such changes (which approval must occur no later than the first ninety (90) days of the year in which the change is made). After any such change is made, the changed metrics and the weighting, but not the required levels for threshold, target and high performance, will continue to apply to each subsequent year through 2016, unless the Compensation Committee takes further action to change the metrics or weighting in the same manner described above. Regardless of whether or not the Compensation Committee changes the metrics or the weighting for a year, it will establish the required levels for threshold, target and high performance for the year by no later than the first ninety (90) days of the year, and promptly thereafter communicate the same to the Executive. All required levels for threshold, target and high performance for any year that are based on objective criteria of the type contained in the Company’s budget will be based on the Company’s budget for the subject year that has been approved by the Board of Directors.

(iii)        The Executive will be eligible for a prorated Bonus, prorated in accordance with procedures established in the Company’s discretion, if the Executive terminates employment during a calendar year due to death. In addition, if the Term is not extended beyond December 31, 2016, the Executive will be eligible for a Bonus for 2016 if he remains employed through December 31, 2016. Otherwise, the Executive will be eligible

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for a Bonus for any calendar year only if the Executive remains employed by the Company on the date the Bonus is paid, unless otherwise provided by the terms of the applicable bonus plan or the Compensation Committee.

(c)          Long-Term Incentive Compensation.   Subject to the Executive’s continued employment through the effective date of each grant, the Executive shall be entitled to the grants of long-term incentive compensation with effective dates as of December 31, 2013 and January 1, 2014 that were approved by the Compensation Committee as of the Effective Date. The Executive shall also be entitled to participate in any other long-term incentive compensation program for executive officers generally that is approved by the Compensation Committee.

(d)          Expenses.   The Executive shall be entitled to be reimbursed in accordance with Company policy for reasonable and necessary expenses incurred by the Executive in connection with the performance of the Executive’s duties of employment hereunder; provided, however, the Executive shall, as a condition of such reimbursement, submit verification of the nature and amount of such expenses in accordance with the reasonable reimbursement policies from time to time adopted by the Company. In the case of taxable reimbursements or in-kind benefits that are subject to Section 409A of the Internal Revenue Code, the policy must provide an objectively determinable nondiscretionary definition of expenses eligible for reimbursement or in-kind benefits to be provided, the expense must be incurred or in-kind benefit must be provided during the period that the Executive is employed by or performing services for the Company, unless a different objectively and specifically prescribed period is specified under the applicable policy, the amount of expenses that are eligible for reimbursement or in-kind benefits provided during the Executive’s taxable year may not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, the reimbursement must be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred, and the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(e)          Paid Time Off.   The Executive shall be entitled to paid time off in accordance with the terms of Company policy.

(f)           Benefits.   In addition to the benefits payable to the Executive specifically described herein, the Executive shall be entitled to such benefits as generally may be made available to all other Executives of the Company from time to time; provided, however, that nothing contained herein shall require the establishment or continuation of any particular plan or program.

(g)          Withholding.   All payments pursuant to this Agreement shall be reduced for any applicable state, local, or federal tax withholding obligations.

(h)          Insurance and Indemnification.   The Executive shall be entitled to indemnification, including advancement of expenses (if applicable), in accordance with and to the extent provided by the Company’s bylaws and articles of incorporation, and any separate indemnification agreement, if any.

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3.            Term, Termination and Termination Payments.

(a)           Term.   The term of this Agreement (the “Term”) shall begin as of the Effective Date and shall continue through December 31, 2016, unless sooner terminated pursuant to Section 3(b) hereof.

(b)          Termination.   This Agreement and the employment of the Executive by the Company hereunder shall only be terminated: (i) by expiration of the Term; (ii) by the Company without Cause; (iii) by the Executive for Good Reason; (iv) by the Company or the Executive due to the Disability of the Executive; (v) by the Company for Cause; (vi) by the Executive for other than Good Reason or Disability, upon at least sixty (60) days prior written notice to the Company; or (vii) upon the death of the Executive. Notice of termination by any party shall be given in writing prior to termination and shall specify the basis for termination and the effective date of termination. Further, notice of termination for Cause by the Company or Good Reason by the Executive shall specify the facts alleged to constitute termination for Cause or Good Reason, as applicable. Except as provided in Section 3(c), the Executive shall not be entitled to any payments or benefits after the effective date of the termination of this Agreement, except for base salary pursuant to Section 2(a) accrued up to the effective date of termination, any unpaid earned and accrued Bonus, if any, pursuant to Section 2(b), pay for accrued but unused vacation that the Employer is legally obligated to pay Employee, if any, and only if the Employer is so obligated, as provided under the terms of any other employee benefit and compensation agreements or plans applicable to the Executive, expenses required to be reimbursed pursuant to Section 2(d), and any rights to payment the Executive has under Section 2(h).

(c)           Termination by the Company without Cause or by the Executive for Good Reason.

(i)          If the employment of the Executive is terminated by the Company without Cause or by the Executive for Good Reason, the Company will pay the Executive three times the sum of (A) his base salary pursuant to Section 2(a) hereof, plus (B) an amount equal to the average annual Bonus paid to the Executive for the three most recently completed calendar years prior to termination of employment; provided, however, that if the Executive’s termination of employment occurs before the Bonus, if any, for the most recently completed calendar year is payable, then the averaging will be determined by reference to the three most recently completed calendar years before that calendar year. Such amount shall be paid in substantially equal annual installments not less frequently than twice per month over the thirty-six (36) month period commencing as of the date of termination of employment, provided that the first payment shall be made sixty (60) days following termination of employment and shall include all payments accrued from the date of termination of employment to the date of the first payment; provided, however, if the Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code, as amended (the “Code”), at the date of his termination of employment then, to the extent required to avoid a tax under Code Section 409A, payments which would otherwise have been made during the first six (6) months after termination of employment shall be withheld and paid to the Executive during the seventh month following the date of his termination of employment. Notwithstanding the foregoing, if the total payments to be paid to the Executive hereunder, along with any other payments to the Executive, would result in the Executive being subject to the excise tax imposed by Code Section 4999, the Company shall reduce the aggregate payments to the largest amount which can be paid to the Executive without triggering the excise tax, but only if and to the extent that such reduction would result in the Executive retaining larger aggregate after-tax payments. The determination of the excise tax and the aggregate after-tax payments to be received by the Executive will be made by the Company after consultation with its advisors and in material compliance with applicable law.

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For this purpose, the parties agree that the payments provided for in this Paragraph (i) are intended to be reasonable compensation for refraining from performing services after termination of employment (i.e, the Executive’s obligations pursuant to Sections 4, 5 and 6) to the maximum extent possible, and if necessary or desirable, the Company will retain a valuator or consultant to determine the amount constituting reasonable compensation. If payments are to be reduced, to the extent permissible under Code Section 4999, payments will be reduced in a manner that maximizes the after-tax economic benefit to the Executive and to the extent consistent with that objective, in the following order of precedence: (A) first, payments will be reduced in order of those with the highest ratio of value for purposes of the calculation of the parachute payment to projected actual taxable compensation to those with the lowest such ratio, (B) second, cash payments will be reduced before non-cash payments, and (C) third, payments to be made latest in time will be reduced first. Any reduction will be made in a manner that is intended to avoid a tax being incurred under Code Section 409A.

(ii)         If the Term is not extended or the Term is not extended and the Company or the Executive terminates the Executive’s employment upon or following expiration of the Term, such termination shall not be deemed to be a termination of the Executive’s employment by the Company without Cause or a resignation by Executive for Good Reason.

(iii)        Notwithstanding any other provision hereof, as a condition to the payment of the amounts in this Section, the Executive shall be required to execute and not revoke within the revocation period provided therein, the Release. The Company shall provide the Release for the Executive’s execution in sufficient time so that if the Executive timely executes and returns the Release, the revocation period will expire before the date the Executive is required to begin to receive payment pursuant to Section 3(c)(i).

(d)          Survival.   The covenants in Section 3 hereof shall survive the termination of this Agreement and shall not be extinguished thereby.

4.            Ownership and Protection of Proprietary Information.

(a)          Confidentiality.   All Confidential Information and Trade Secrets and all physical embodiments thereof received or developed by the Executive while employed by the Company are confidential to and are and will remain the sole and exclusive property of the Company. Except to the extent necessary to perform the duties assigned by the Company hereunder, the Executive will hold such Confidential Information and Trade Secrets in trust and strictest confidence, and will not use, reproduce, distribute, disclose or otherwise disseminate the Confidential Information and Trade Secrets or any physical embodiments thereof and may in no event take any action causing or fail to take the action necessary in order to prevent, any Confidential Information and Trade Secrets disclosed to or developed by the Executive to lose its character or cease to qualify as Confidential Information or Trade Secrets.

(b)          Return of Company Property.   Upon request by the Company, and in any event upon termination of this Agreement for any reason, as a prior condition to receiving any final compensation hereunder (including any payments pursuant to Section 3 hereof), the Executive will promptly deliver to the Company all property belonging to the Company, including, without

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limitation, all Confidential Information and Trade Secrets (and all embodiments thereof) then in the Executive’s custody, control or possession.

(c)          Survival.   The covenants of confidentiality set forth herein will apply on and after the date hereof to any Confidential Information and Trade Secrets disclosed by the Company or developed by the Executive while employed or engaged by the Company prior to or after the date hereof. The covenants restricting the use of Confidential Information will continue and be maintained by the Executive for a period of two years following the termination of this Agreement. The covenants restricting the use of Trade Secrets will continue and be maintained by the Executive following termination of this Agreement for so long as permitted by the governing law.

5.            Non-Competition and Non-Solicitation Provisions.

(a)          The Executive agrees that during the Applicable Period, the Executive will not (except on behalf of or with the prior written consent of the Company, which consent may be withheld in Company’s sole discretion), within the Area either directly or indirectly, on his own behalf, or in the service of or on behalf of others, provide managerial services or management consulting services substantially similar to those Executive provides for the Company to any Competing Business. As of the Effective Date, the Executive acknowledges and agrees that the Business of the Company is conducted in the Area.

(b)          The Executive agrees that during the Applicable Period, he will not, either directly or indirectly, on his own behalf or in the service of or on behalf of others solicit any individual or entity which is an actual or, to his knowledge, actively sought prospective client of the Company or any of its Affiliates (determined as of date of termination of employment) with whom he had material contact while he was an Executive of the Company, for the purpose of offering services substantially similar to those offered by the Company.

(c)          The Executive agrees that during the Applicable Period, he will not, either directly or indirectly, on his own behalf or in the service of or on behalf of others, solicit for employment with a Competing Business any person who is a management level employee of the Company or an Affiliate with whom Executive had contact during the last year of Executive’s employment with the Company. The Executive shall not be deemed to be in breach of this covenant solely because an employer for whom he may perform services may solicit, divert, or hire a management level employee of the Company or an Affiliate provided that Executive does not engage in the activity proscribed by the preceding sentence.

(d)          The Executive agrees that during the Applicable Period, he will not make any statement (written or oral) that could reasonably be perceived as disparaging to the Company or any person or entity that he reasonably should know is an Affiliate of the Company.

(e)           In the event that this Section 5 is determined by a court which has jurisdiction to be unenforceable in part or in whole, the court shall be deemed to have the authority to strike any unenforceable provision, or any part thereof or to revise any provision to the minimum extent necessary to be enforceable to the maximum extent permitted by law.

(f)           The provisions of this Section 5 shall survive termination of this Agreement, except that if the Executive remains employed by the Company through December 31, 2016 and the Term

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expires at December 31, 2016, and as a result no severance is payable pursuant to Section 3 of this Agreement, then the provisions of this Section 5 shall also expire at December 31, 2016.

6.            Remedies and Enforceability.

The Executive agrees that the covenants, agreements, and representations contained in Sections 4 and 5 hereof are of the essence of this Agreement; that each of such covenants are reasonable and necessary to protect and preserve the interests and properties of the Company; that irreparable loss and damage will be suffered by the Company should the Executive breach any of such covenants and agreements; that each of such covenants and agreements is separate, distinct and severable not only from the other of such covenants and agreements but also from the other and remaining provisions of this Agreement; that the unenforceability of any such covenant or agreement shall not affect the validity or enforceability of any other such covenant or agreements or any other provision or provisions of this Agreement; and that, in addition to other remedies available to it, including, without limitation, termination of the Executive’s employment for Cause, the Company shall be entitled to seek both temporary and permanent injunctions to prevent a breach or contemplated breach by the Executive of any of such covenants or agreements.

7.            Notice.

All notices, requests, demands and other communications required hereunder shall be in writing and shall be deemed to have been duly given if delivered or if mailed, by United States certified or registered mail, prepaid to the party to which the same is directed at the following addresses (or at such other addresses as shall be given in writing by the parties to one another):

If to the Company:	Omega Healthcare Investors, Inc.
Suite 3500
200 International Circle
Hunt Valley MD 21030
Attn: Chairman

If to the Executive:	to the last address the Company
has on file for the Executive

Notices delivered in person shall be effective on the date of delivery. Notices delivered by mail as aforesaid shall be effective upon the fourth calendar day subsequent to the postmark date thereof.

8.            Miscellaneous.

(a)          Assignment.   The rights and obligations of the Company under this Agreement shall inure to the benefit of the Company’s successors and assigns. This Agreement may be assigned by the Company to any legal successor to the Company’s business or to an entity that purchases all or substantially all of the assets of the Company, but not otherwise without the prior written consent of the Executive. In the event the Company assigns this Agreement as permitted by this Agreement and the Executive remains employed by the assignee, the “Company” as defined herein will refer to the assignee and the Executive will not be deemed to have terminated his employment hereunder until the Executive terminates his employment with the assignee. The Executive may not assign this Agreement.

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(b)          Waiver.   The waiver of any breach of this Agreement by any party shall not be effective unless in writing, and no such waiver shall constitute the waiver of the same or another breach on a subsequent occasion.

(c)          Governing Law.   This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland. The parties agree that any appropriate state or federal court located in Baltimore, Maryland shall have jurisdiction of any case or controversy arising under or in connection with this Agreement and shall be a proper forum in which to adjudicate such case or controversy. The parties consent to the jurisdiction of such courts.

(d)          Entire Agreement.   This Agreement embodies the entire agreement of the parties hereto relating to the subject matter hereof and supersedes all oral agreements, and to the extent inconsistent with the terms hereof, all other written agreements.

(e)          Amendment.   This Agreement may not be modified, amended, supplemented or terminated except by a written instrument executed by the parties hereto.

(f)           Severability.   Each of the covenants and agreements hereinabove contained shall be deemed separate, severable and independent covenants, and in the event that any covenant shall be declared invalid by any court of competent jurisdiction, such invalidity shall not in any manner affect or impair the validity or enforceability of any other part or provision of such covenant or of any other covenant contained herein.

(g)          Captions and Section Headings.   Except as set forth in Section 9 hereof, captions and section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

9.          Definitions.

(a)          “Affiliate” means any person, firm, corporation, partnership, association or entity that, directly or indirectly or through one or more intermediaries, controls, is controlled by or is under common control with the Company.

(b)          “Applicable Period” means the period commencing as of the date of this Agreement and ending thirty-six (36) months after the termination of the Executive’s employment with the Company or any of its Affiliates.

(c)          “Area” means Alabama, Arizona, Arkansas, California, Colorado, Florida, Georgia, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maryland, Massachusetts, Michigan, Mississippi, Missouri, Nevada, New Hampshire, New Mexico, North Carolina, Ohio, Oklahoma, Pennsylvania, Rhode Island, Tennessee, Texas, Vermont, Washington, West Virginia and Wisconsin.

(d)          “Business of the Company” means any business with the primary purpose of leasing assets to healthcare operators, or financing the ownership of, or financing the operation of, senior housing, long-term care facilities, assisted living facilities, retirement housing facilities, or other residential healthcare related real estate.

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(e)           “Cause” the occurrence of any of the following events:

(i)          willful refusal by the Executive to follow a lawful direction of the Board of Directors of the Company, provided the direction is not materially inconsistent with the duties or responsibilities of the Executive’s position as Chief Executive Officer of the Company, which refusal continues after the Board of Directors has again given the direction in writing;

(ii)         willful misconduct or reckless disregard by the Executive of his duties or with respect to the interest or material property of the Company;

(iii)        intentional disclosure by the Executive to an unauthorized person of Confidential Information or Trade Secrets, which causes material harm to the Company;

(iv)       any act by the Executive of fraud against, material misappropriation from or significant dishonesty to either the Company or an Affiliate, or any other party, but in the latter case only if in the reasonable opinion of at least two-thirds of the members of the Board of Directors of the Company (excluding the Executive), such fraud, material misappropriation, or significant dishonesty could reasonably be expected to have a material adverse impact on the Company or its Affiliates;

(v)        commission by the Executive of a felony as reasonably determined by at least two-thirds of the members of the Board of Directors of the Company (excluding the Executive); or

(vi)       a material breach of this Agreement by the Executive, provided that the nature of such breach shall be set forth with reasonable particularity in a written notice to the Executive who shall have ten (10) days following delivery of such notice to cure such alleged breach, provided that such breach is, in the reasonable discretion of the Board of Directors, susceptible to a cure.

(f)          “Competing Business” means the entities listed below and any person, firm, corporation, joint venture, or other business that is engaged in the Business of the Company:

(i)          Ventas, Inc.,

(ii)         Health Care Property Investors Inc.,

(iii)        Healthcare Realty Trust,

(iv)        National Health Investors Inc.,

(v)         National Health Realty, Inc.,

(vi)        Senior Housing Properties Trust,

(vii)       Health Care REIT Inc.,

(viii)      LTC Properties Inc.,

(ix)        Medical Properties Trust, Inc.,

(x)         Sabra Health Care REIT, Inc.,

(xi)        Aviv REIT, Inc., and

(xii)       Formation Capital, LLC.

(g)          “Confidential Information” means data and information relating to the Business of the Company or an Affiliate (which does not rise to the status of a Trade Secret) which is or has been

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disclosed to the Executive or of which the Executive became aware as a consequence of or through his relationship to the Company or an Affiliate and which has value to the Company or an Affiliate and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company or an Affiliate (except where such public disclosure has been made by the Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means without breach of any obligations of confidentiality owed to the Company or any of its Affiliates by the Executive.

(h)          “Disability” means the inability of the Executive to perform the material duties of his position hereunder due to a physical, mental, or emotional impairment, for a ninety (90) consecutive day period or for aggregate of one hundred eighty (180) days during any three hundred sixty-five (365) day period.

(i)           “Good Reason” means the occurrence of all of the events listed in either (i) or (ii) below:

(i)          (A)         the Company materially breaches this Agreement, including without limitation, a material diminution of the Executive’s responsibilities as Chief Executive Officer, as reasonably modified by the Board of Directors from time to time hereafter, such that the Executive would no longer have responsibilities substantially equivalent to those of other chief executive officers at companies with similar revenues and market capitalization;

(B)        the Executive gives written notice to the Company of the facts and circumstances constituting the breach of the Agreement within ten (10) days following the occurrence of the breach;

(C)        the Company fails to remedy the breach within ten (10) days following the Executive’s written notice of the breach; and

(D)        the Executive terminates his employment within thirty (30) days following the Company’s failure to remedy the breach; or

(ii)         (A)         the Company requires the Executive to relocate the Executive’s primary place of employment to a new location that is more than fifty (50) miles (calculated using the most direct driving route) from its current location, without the Executive’s consent;

(B)        the Executive gives written notice to the Company within ten (10) days following receipt of notice of relocation of his objection to the relocation;

(C)        the Company fails to rescind the notice of relocation within ten (10) days following the Executive’s written notice; and

(D)        the Executive terminates his employment within thirty (30) days following the Company’s failure to rescind the notice.

(j)          “Release” means a comprehensive release, covenant not to sue, and non-disparagement agreement from the Executive in favor of the Company, its executives, officers,

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directors, Affiliates, and all related parties, in the form attached hereto as Exhibit B; provided, however, the Company may make any changes to the Release as it determines to be necessary only to ensure that the Release is enforceable under applicable law.

(k)          “Term” has the meaning as set forth in Section 3(a) hereof.

(l)           “Termination of employment” and similar terms shall refer solely to a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended.

(m)          “Trade Secrets” means information including, but not limited to, technical or nontechnical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

IN WITNESS WHEREOF, the Company and the Executive have each executed and delivered this Agreement as of the date first shown above.

COMPANY:

OMEGA HEALTHCARE INVESTORS, INC.

By:	/s/ Bernard Korman
Bernard Korman, Chairman

THE EXECUTIVE:

/s/ C. Taylor Pickett
C. Taylor Pickett

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EXHIBIT A

Investment	Ownership

U.S. Wound Care and all related affiliates	Less than 50%

EXHIBIT B

RELEASE, AGREEMENT PURSUANT TO

EMPLOYMENT AGREEMENT

This Agreement (this “Agreement”) is made this ___ day of _____, 20__, by OMEGA HEALTHCARE INVESTORS, INC. (the “Employer”) and ________________ (the “Employee”).

Introduction

Employee and the Employer entered into an Employment Agreement dated ________, 2013 (the “Employment Agreement”).

The Employment Agreement requires that as a condition to the Employer’s obligation to pay payments and benefits under Section 3(c) of the Employment Agreement (the “Severance Benefits”), Employee must provide a release and agree to certain other conditions as provided herein.

NOW, THEREFORE, the parties agree as follows:

1.	[For Employee under age 40: The effective date of this Agreement shall be the date on which Employee signs this Agreement (“the Effective Date”), at which time this Agreement shall be fully effective and enforceable.]

[For Employee age 40 and over or group termination of Employees age 40 and over: Employee has been offered [twenty-one (21) days] [forty-five (45) days if group termination] from receipt of this Agreement within which to consider this Agreement. The effective date of this Agreement shall be the date eight (8) days after the date on which Employee signs this Agreement (“the Effective Date”). For a period of seven (7) days following Employee’s execution of this Agreement, Employee may revoke this Agreement, and this Agreement shall not become effective or enforceable until such seven (7) day period has expired. Employee must communicate the desire to revoke this Agreement in writing. Employee understands that he or she may sign the Agreement at any time before the expiration of the [twenty-one (21) day] [forty-five (45) day] review period. To the degree Employee chooses not to wait [twenty-one (21) days] [forty-five (45) days] to execute this Agreement, it is because Employee freely and unilaterally chooses to execute this Agreement before that time. Employee’s signing of the Agreement triggers the commencement of the seven (7) day revocation period.]

2.	In exchange for Employee’s execution of this Agreement and in full and complete settlement of any claims as specifically provided in this Agreement, the Employer will provide Employee with the Severance Benefits.

3.	[For Employee age 40 or over or group termination of Employees age 40 and over: Employee acknowledges and agrees that this Agreement is in compliance with the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act and that the releases set forth in this Agreement shall be applicable, without limitation, to any claims brought under these Acts.]

The release given by Employee in this Agreement is given solely in exchange for the consideration set forth in Section 2 of this Agreement and such consideration is in addition to anything of value that Employee was entitled to receive prior to entering into this Agreement.

Employee has been advised to consult an attorney prior to entering into this Agreement [For Employee age 40 or over or group termination of Employees age 40 and over: and this provision of the Agreement satisfies the requirement of the Older Workers Benefit Protection Act that Employee be so advised in writing].

[For under age 40: Employee has been offered an ample opportunity from receipt of this Agreement within which to consider this Agreement.]

By entering into this Agreement, Employee does not waive any rights or claims that may arise after the date this Agreement is executed.

4.	[For group termination of Employees age 40 and over: The Employer has ________________________________________________ [The Employer to describe class, unit, or group of individuals covered by termination program, any eligibility factors, and time limits applicable] and such employees comprise the “Decisional Unit.” Attached as “Attachment 1” to this Agreement is a list of ages and job titles of persons in the Decisional Unit who were and who were not selected for termination and the offer of consideration for signing the Agreement.]

5.	This Agreement shall in no way be construed as an admission by the Employer that it has acted wrongfully with respect to Employee or any other person or that Employee has any rights whatsoever against the Employer. The Employer specifically disclaims any liability to or wrongful acts against Employee or any other person on the part of itself, its employees or its agents.

6.	As a material inducement to the Employer to enter into this Agreement, Employee hereby irrevocably releases the Employer and each of the owners, stockholders, predecessors, successors, directors, officers, employees, representatives, attorneys, affiliates (and agents, directors, officers, employees, representatives and attorneys of such affiliates) of the Employer and all persons acting by, through, under or in concert with them (collectively, the “Releasees”), from any and all charges, claims, liabilities, agreements, damages, causes of action, suits, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort, or any legal restrictions on the Employer’s right to terminate employees, or any federal, state or other governmental statute, regulation, or ordinance, including, without limitation: (1) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991 (race, color, religion, sex, and national origin discrimination); (2) the Employee Retirement Income Security Act (“ERISA”); (3) 42 U.S.C. § 1981 (discrimination); (4) the Americans with Disabilities Act (disability discrimination); (5) the Equal Pay Act; [For Employee age 40 or over or group termination of Employees age 40 and over: (6) the Age Discrimination in Employment Act; (7) the Older Workers Benefit Protection Act;] (6) Executive Order 11246 (race, color, religion, sex, and national origin discrimination); (7) Executive Order 11141 (age

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discrimination); (8) Section 503 of the Rehabilitation Act of 1973 (disability discrimination); (9) negligence; (10) negligent hiring and/or negligent retention; (11) intentional or negligent infliction of emotional distress or outrage; (12) defamation; (13) interference with employment; (14) wrongful discharge; (15) invasion of privacy; or (16) violation of any other legal or contractual duty arising under the laws of the State of Maryland or the laws of the United States (“Claim” or “Claims”), which Employee now has, or claims to have, or which Employee at any time heretofore had, or claimed to have, or which Employee at any time hereinafter may have, or claim to have, against each or any of the Releasees, in each case as to acts or omissions by each or any of the Releasees occurring up to and including the Effective Date.

7.	The release in the preceding paragraph of this Agreement does not apply to (a) all benefits and awards (including without limitation cash and stock components) which pursuant to the terms of any compensation or benefit plans, programs, or agreements of the Employer are earned or become payable, but which have not yet been paid, and (b) pay for accrued but unused vacation that the Employer is legally obligated to pay Employee, if any, and only if the Employer is so obligated, (c) unreimbursed business expenses for which Employee is entitled to reimbursement under the Employer’s policies, (d) any rights to indemnification that Employee has under any directors and officers or other insurance policy the Employer maintains or under the bylaws and articles of incorporation of the Company, and under any indemnification agreement, if any, and (e) any rights the Employee may have (if any) to workers compensation benefits.

8.	Employee promises that he will not make statements disparaging to any of the Releasees. Employee agrees not to make any statements about any of the Releasees to the press (including without limitation any newspaper, magazine, radio station or television station) without the prior written consent of the Employer. The obligations set forth in the two immediately preceding sentences will expire two years after the Effective Date. Employee will also cooperate with the Employer and its affiliates if the Employer requests Employee’s testimony. To the extent practicable and within the control of the Employer, the Employer will use reasonable efforts to schedule the timing of Employee’s participation in any such witness activities in a reasonable manner to take into account Employee’s then current employment, and will pay the reasonable documented out-of-pocket expenses that the Employer pre-approves and that Employee incurs for travel required by the Employer with respect to those activities.

9.	Except as set forth in this Section, Employee agrees not to disclose the existence or terms of this Agreement to anyone. However, Employee may disclose it to a member of his immediate family or legal or financial advisors if necessary and on the condition that the family member or advisor similarly does not disclose these terms to anyone. Employee understands that he will be responsible for any disclosure by a family member or advisor as if he had disclosed it himself. This restriction does not prohibit Employee’s disclosure of this Agreement or its terms to the extent necessary during a legal action to enforce this Agreement or to the extent Employee is legally compelled to make a disclosure. However, Employee will notify the Employer promptly upon becoming aware of that legal necessity and provide it with reasonable details of that legal necessity.

10.	Employee has not filed or caused to be filed any lawsuit, complaint or charge with respect to any Claim he releases in this Agreement. Employee promises never to file or pursue a

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lawsuit, complaint or charge based on any Claim released by this Agreement, except that Employee may participate in an investigation or proceeding conducted by an agency of the United States Government or of any state. Notwithstanding the foregoing, Employee is not prohibited from filing a charge with the Equal Employment Opportunity Commission but expressly waives his right to personal recovery as a result of such charge. Employee also has not assigned or transferred any claim he is releasing, nor has he purported to do so. [For group termination of Employees age 40 and over: Employee covenants and agrees not to institute, or participate in any way in anyone else’s actions involved in instituting, any action against any of the members of the Decisional Unit with respect to any Claim released herein.]

11.	The Employer and Employee agree that the terms of this Agreement shall be final and binding and that this Agreement shall be interpreted, enforced and governed under the laws of the State of Maryland. The provisions of this Agreement can be severed, and if any part of this Agreement is found to be unenforceable, the remainder of this Agreement will continue to be valid and effective.

12.	This Agreement sets forth the entire agreement between the Employer and Employee and fully supersedes any and all prior agreements or understandings, written and/or oral, between the Employer and Employee pertaining to the subject matter of this Agreement.

13.	Employee is solely responsible for the payment of any fees incurred as the result of an attorney reviewing this agreement on behalf of Employee. In any litigation concerning the validity or enforceability of this contract or in any litigation to enforce the provisions of this contract, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs, including court costs and expert witness fees and costs.

Employee’s signature below indicates Employee’s understanding and agreement with all of the terms in this Agreement.

Employee should take this Agreement home and carefully consider all of its provisions before signing it. [For Employee age 40 or over or group termination of Employees age 40 and over: Employee may take up to [twenty-one (21) days] [forty-five (45) days if group termination] to decide whether Employee wants to accept and sign this Agreement. Also, if Employee signs this Agreement, Employee will then have an additional seven (7) days in which to revoke Employee’s acceptance of this Agreement after Employee has signed it. This Agreement will not be effective or enforceable, nor will any consideration be paid, until after the seven (7) day revocation period has expired.] Again, Employee is free and encouraged to discuss the contents and advisability of signing this Agreement with an attorney of Employee’s choosing.

Employee should read carefully. This agreement includes a release of all known and unknown claims through the effective date. Employee is strongly advised to consult with an attorney before executing this document.

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IN WITNESS WHEREOF, Employee and the Employer have executed this agreement effective as of the date first written above.

EMPLOYEE

C. Taylor Pickett

Signature

Date Signed

OMEGA HEALTHCARE INVESTORS, INC.

By:

Title:

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ATTACHMENT I

[Insert descriptive name of decisional unit from the Agreement]

Employees Comprising the “Decisional Unit”

Job Title:	Age:	Participating:	Not Participating: